UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2012

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On April 26, 2012, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing its earnings for the fiscal quarter ended March 31, 2012 and announcing its corresponding earnings conference call.  A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

In the news release issued on April 26, 2012, the Registrant reiterated its expectations for fiscal year 2012 diluted earnings per share in the range of $2.74 to $2.84. The Registrant continues to expect flat to modest revenue growth, but now expects operating margin growth in the high single-digit basis point range.  In addition, the Registrant increased its expectations for free cash flow to a range of $800 million to $900 million, which includes capital expenditures in the $200 million range.  The Registrant also increased its expectations for share repurchases and now expects to spend approximately $500 million to repurchase its common stock in fiscal year 2012, subject to market conditions.

Item 8.01.  Other Events.

In the news release issued on April 26, 2012, the Registrant announced that, following the closing of the merger of Express Scripts, Inc. and Medco Health Solutions, Inc. (“Medco”) in April 2012, the Registrant agreed to amend its existing agreement with Medco to provide for the contract to end upon the award and implementation of one or more new pharmaceutical distribution agreements for the newly combined business.  Express Scripts has issued an RFP for the combined business and anticipates that the new contract or contracts will begin on October 1, 2012.  The Registrant will participate fully in the competitive RFP process.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits

The following exhibit is filed as part of this report:

99.1  News Release, dated April 26, 2012, of AmerisourceBergen Corporation, regarding Registrant’s earnings for the fiscal quarter ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 26, 2012	By:	/s/ Tim G. Guttman
Name: Tim G. Guttman
Title: Vice President, Controller and Acting Chief Financial Officer